[ERex Letterhead]



                                December 12, 2002


Via  Edgar
----------


Ms. Barbara C. Jacobs
Ms. Meredith Master
U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
450  Fifth  Street,  N.W.
Washington,  D.C.  20549-0404

     RE:     E-REX,  INC.  (THE  "COMPANY")
             AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 FILED ON FORM SB-2
             FILE  NO.:  333-100869

Ladies  and  Gentlemen:

     Pursuant to your telephone conversation with our legal counsel on December 10, 2002, and as a result of the substantive nature of certain of your comments, the Company has elected to withdraw the above-referenced Registration Statement.

     Thank  you  for  your  time  and  attention  to  this  matter.

                                  Very  truly  yours,

                                  /s/ Carl E. Dilley
                                  ____________________________
                                  Carl  E.  Dilley
                                  President